Exhibit 10.1

2011 Cash Bonus Awards

Executive Officer	2011 Cash Bonus*
Douglas C. Bryant President and Chief Executive Officer	$327,016
Robert J. Bujarski Senior Vice President, Business Development and General Counsel	$105,651
John M. Radak Former Chief Financial Officer	$104,963
Randall J. Steward Chief Financial Officer	—
Timothy Stenzel, M.D./Ph.D. Chief Scientific Officer	$101,564
John D. Tamerius, Ph.D. Senior Vice President, Clinical/Regulatory	$95,561

*	To the extent the executive officer elected to participate in the Company’s 2011 Employee Deferred Bonus Compensation Program (the “Program”), the participating executive officer may have received 50% or 100% of the cash value of his or her bonus plus an additional premium on such deferred amount in the form or restricted stock units per the terms and conditions of the Program.